                                                                     EXHIBIT 2.1

                          ASSET ACQUISITION AGREEMENT

                                     AMONG

                              CUSTOM CHROME, INC.,

                          CSI ACQUISITION CORPORATION,

                            CHROME SPECIALTIES, INC.

                                      AND

                  THE SHAREHOLDERS OF CHROME SPECIALTIES, INC.



                           DATED AS OF AUGUST 8, 1997

                               *INDEX OF EXHIBITS


EXHIBIT        DESCRIPTION
-------        -----------

  A            FORM OF BILL OF SALE AND ASSIGNMENT
  B            FORM OF ASSUMPTION AGREEMENT
  C            FORM OF CONSULTING AGREEMENT
  D            FORM OF ESCROW AGREEMENT
  E            FORM OF LEGAL OPINION OF KELLY, HART & HALLMAN


*Exhibits have been ommited in accordance with Item 601(b)(2) under Regulation S-K. The Registrant will furnish supplementally a copy of any of the above ommited exhibits upon request of the Securities and Exchange Commission.

                              *INDEX OF SCHEDULES


COMPANY SCHEDULE                    DESCRIPTION
----------------                    -----------

     1.1                      Purchased Assets
     1.2                      Assumed Liabilities
     1.4                      Assigned Leases and Contracts
     2.1                      Jurisdictions
     2.3                      Affiliated Companies
     2.4                      No Conflicts
     2.5                      Company Financial Statements
     2.6                      Undisclosed Liabilities
     2.7                      No Changes
     2.8                      Tax Matters
     2.9                      Restriction in Business
     2.10(a)                  Real Property Owned and Leased
     2.10(b)                  Other Tangible Property
     2.10(c)                  Leased Personal Properties
     2.10(d)                  Other Property Matters
     2.11                     Company Intellectual Property
     2.12                     Agreements, Contracts and Commitments
     2.13                     Governmental Authorizations
     2.14                     Litigation
     2.15                     Inventory
     2.16                     Accounts Receivable
     2.18                     Environmental Matters
     2.19                     Company Transaction Costs
     2.20                     Employee Compensation
     2.21                     Employee Benefit Plans
     2.22                     Insurance
     2.25                     Warranties and Indemnity Claims
     2.27                     Interested Party Transactions
     5.12                     Allocation of Adjusted Purchase Price
     5.13                     Family Business

*Schedules have been ommited in accordance with Item 601(b)(2) under Regulation S-K. The Registrant will furnish supplementally a copy of any of the above ommited schedules upon request of the Securities and Exchange Commission.

                               TABLE OF CONTENTS

                                                                            PAGE


ARTICLE I   THE PURCHASE AND SALE..........................................   1

      1.1   Transfer of Assets.............................................   1
      1.2   Assumption of Certain Liabilities..............................   1
      1.3   Purchase Price.................................................   2
      1.4   The Closing....................................................   2
      1.5   Deliveries by the Company and the Shareholders.................   2
      1.6   Deliveries by the Buyer........................................   3

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE
            COMPANY AND THE SHAREHOLDERS...................................   4

      2.1   Organization of the Company....................................   4
      2.2   Company Capital Structure......................................   5
      2.3   Subsidiaries...................................................   5
      2.4   No Conflicts...................................................   5
      2.5   Company Financial Statements...................................   6
      2.6   No Undisclosed Liabilities.....................................   6
      2.7   No Changes.....................................................   6
      2.8   Tax and Other Returns and Reports..............................   8
      2.9   Restrictions on Business Activities............................   9
      2.10  Title of Properties; Absence of Liens and Encumbrances;
            Condition of Equipment.........................................  10
      2.11  Intellectual Property..........................................  10
      2.12  Agreements, Contracts and Commitments..........................  11
      2.13  Governmental Authorization.....................................  12
      2.14  Litigation.....................................................  12
      2.15  Inventory......................................................  13
      2.16  Accounts Receivable............................................  13
      2.17  No Defaults....................................................  13
      2.18  Environmental Matters..........................................  13
      2.19  Brokers' and Finders' Fees; Third Party Expenses...............  14
      2.20  Compensation; Employment Agreements............................  14
      2.21  Employee Benefit Plans; Employment Matters.....................  15
      2.22  Insurance......................................................  16
      2.23  Compliance with Laws...........................................  16
      2.24  Complete Copies of Materials...................................  16
      2.25  Warranties; Indemnities; Product Liability.....................  16
      2.26  Customer and Vender Lists......................................  17

                               TABLE OF CONTENTS
                                  (continued)

      2.27  Interested Party Transactions...................................  17
      2.28  Individual Representations and Warranties.......................  17
      2.29  Representations Complete........................................  18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF
            THE PARENT AND THE BUYER........................................  18

      3.1   Organization, Standing and Power................................  18
      3.2   Authority.......................................................  18

ARTICLE IV  CONDUCT PRIOR TO THE CLOSING....................................  19

      4.1   Conduct of Business of the Company..............................  19
      4.2   No Solicitation.................................................  21
      4.3   S Status........................................................  21

ARTICLE V   ADDITIONAL AGREEMENTS...........................................  21

      5.1   Access to Information...........................................  21
      5.2   Transitional Cooperation........................................  22
      5.3   Confidentiality.................................................  22
      5.4   Expenses........................................................  22
      5.5   Public Disclosure...............................................  22
      5.6   Consents........................................................  23
      5.7   Insurance.......................................................  23
      5.8   Reasonable Best Efforts.........................................  23
      5.9   Notification of Certain Matters.................................  23
      5.10  Additional Documents and Further Assurances.....................  23
      5.11  Adjustment to Estimated Purchase Price..........................  24
      5.12  Tax Matters.....................................................  25
      5.13  Noncompetition..................................................  25
      5.14  HSR Act Filings.................................................  27
      5.15  Financial Statements............................................  27
      5.16  Employment by the Buyer of Company Employees....................  27
      5.17  Discharge of Debts..............................................  27
      5.18  Use of Name.....................................................  28
      5.19  Bulk Sales Laws.................................................  28

                               TABLE OF CONTENTS
                                  (continued)


ARTICLE VI  CONDITIONS TO THE ACQUISITION..................................  28

      6.1  Conditions to Obligations of Each Party to Effect the
           Acquisition.....................................................  28
      6.2  Additional Conditions to Obligations of Company and the
           Shareholders....................................................  28
      6.3  Additional Conditions to the Obligations of the Parent
           and the Buyer...................................................  29

ARTICLE VII  REMEDIES FOR BREACHES OF THE AGREEMENT........................  31

      7.1  Survival of Representations and Warranties; Liability Threshold.  31
      7.2  Indemnification.................................................  32
      7.3  Matters Involving Third Parties.................................  32
      7.4  Procedure for Asserting Claims..................................  33
      7.5  Resolution of Conflicts: Arbitration............................  33
      7.6  Escrow..........................................................  33

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER............................  34

      8.1  Termination.....................................................  34
      8.2  Effect of Termination...........................................  35
      8.3  Amendment.......................................................  35
      8.4  Extension; Waiver...............................................  35

ARTICLE IX  GENERAL PROVISIONS.............................................  35

      9.1  Notices.........................................................  35
      9.2  Interpretation..................................................  37
      9.3  Counterparts....................................................  37
      9.4  Entire Agreement; Assignment....................................  37
      9.5  Severability....................................................  37
      9.6  Other Remedies..................................................  37
      9.7  Governing Law...................................................  37
      9.8  Rules of Construction...........................................  37
      9.9  Certain Definitions.............................................  38

                          ASSET ACQUISITION AGREEMENT



     This ASSET ACQUISITION AGREEMENT (the "AGREEMENT") is made and entered into as of August 8, 1997 among Custom Chrome, Inc., a Delaware corporation (the "PARENT"), CSI Acquisition Corporation, a Delaware corporation (the "BUYER"), the Chrome Specialties, Inc., a Texas corporation (the "COMPANY"), and the holders of all outstanding capital stock of the Company (the "SHAREHOLDERS").


                                    RECITAL

     The Parent and the Buyer desires the Buyer to acquire, and the Company desires to sell to the Buyer, the Purchased Assets (as defined below) upon the terms and conditions set forth in this Agreement (the "ACQUISITION").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                             THE PURCHASE AND SALE


      1.1 Transfer of Assets.  At the Closing (as defined in Section 1.3 hereof)
          ------------------
and subject to and upon the terms and conditions of this Agreement, the Company shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Company, good and valid title to the assets of the Company set forth on Schedule 1.1 hereto (the "PURCHASED ASSETS"), free and clear of any mortgage, pledge, security interest, conditional sale agreement, encumbrance, lien or charge of any kind or claims of any third party (a "LIEN"), except for any inchoate Lien that arises by operation of law for taxes that are not yet due and payable. The Buyer shall not purchase and acquire, and the Company shall retain, all assets of the Company either not included in the Purchased Assets or not listed on Schedule 1.1 (the "EXCLUDED ASSETS").

      1.2 Assumption of Certain Liabilities.  At the Closing and subject to and
          ---------------------------------
upon the terms and conditions of this Agreement, the Buyer shall assume and agree thereafter to pay, perform and discharge only the obligations and liabilities of the Company, as such exist on the Closing Date (as defined in Section 1.4 below), as set forth on Schedule 1.2 (the "ASSUMED LIABILITIES"). Other than the Assumed Liabilities, the Buyer shall not assume or have any responsibility for any liability, obligation or commitment of any nature of the Company, whether now or hereafter existing, and the Company shall retain and be responsible for all such liabilities, obligations or commitments. Specifically, but without limiting the foregoing, the Buyer shall not assume the liabilities or obligations associated with the following:

          (a) the outstanding indebtedness of the Company payable to the Shareholders;

          (b) the outstanding indebtedness of the Company payable to Bank One, Texas N.A.; and

          (c) the Company Transaction Costs (as defined in Section 2.19).

      1.3 Purchase Price.  In consideration for the sale and transfer of the
          --------------
Purchased Assets, the Buyer shall pay to the Company a cash payment of $36,000,000 (the "ESTIMATED CASH PAYMENT") and shall assume the Assumed Liabilities. The total of the Estimated Cash Payment and the Assumed Liabilities is hereinafter referred to as the "ESTIMATED PURCHASE PRICE," which Estimated Purchase Price shall be subject to adjustment pursuant to Section 5.11 below. The Estimated Purchase Price as so adjusted shall be referred to as the "ADJUSTED PURCHASE PRICE."

      1.4 The Closing.  Unless this Agreement is earlier terminated pursuant to
          -----------
Section 8.1, the closing of the Acquisition (the "CLOSING") will take place as promptly as practicable, but no later than two (2) business days, following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by the Buyer and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE."

      1.5 Deliveries by the Company and the Shareholders.  At the Closing, the
          ----------------------------------------------
Company and the Shareholders shall deliver, or cause to be delivered the following:

          (a) a copy of the Company's Articles of Incorporation, as amended through the Closing Date, including the amendment necessary to change the corporate name pursuant to Section 6.3(h), certified by the Secretary of State for the State of Texas;

          (b) a certificate of the Secretary of State for the State of Texas to the effect that the Company is legally existing and in good standing under the laws of such state;

          (c) a certificate of the appropriate governmental authorities of the State of Texas to the effect that the Company has filed all franchise tax returns required to be filed and has no outstanding franchise tax liability (so-called "tax good standing" certificates);

          (d) a bill of sale and assignment transferring and assigning to the Buyer all of the Company's right, title and interest in and to the Purchased Assets, substantially in the form attached hereto as EXHIBIT A (together with original consents of the other parties to any contracts or leases whenever not assignable without consent);

          (e) any patent and trademark assignments in recordable form and sufficient to record the assignment of the patents and trademarks transferred to the Buyer hereunder;

          (f) the compliance certificate executed by the Company's President required by Section 6.3(b);

          (g) a certificate of the Secretary of the Company attesting to the incumbency and signatures of the appropriate officers of the Company and certifying as to the minutes of the corporate proceedings of the Company with respect to the transactions contemplated hereby is a true, correct and complete copy and that such minutes have not been rescinded, superseded or otherwise modified since the date thereof;

          (h) the Customer Lists and Vendor Lists (as defined in Section 2.26).

          (i) an executed Consulting Agreement (as defined in 6.2(c)) between each Shareholder and the Buyer required by Section 6.3(c);

          (j) an executed Escrow Agreement (as defined in Section 6.2(d));

          (k) the opinion of counsel for the Company required by Section 6.3(e); and

          (l) such Uniform Commercial Code termination statements, releases, reconveyance and other documents and instruments which may be reasonably necessary to effect the transactions contemplated hereby or which may reasonably be requested by the Buyer.

      1.6 Deliveries by the Buyer.  At the Closing, the Buyer shall deliver, or
          -----------------------
cause to be delivered:

          (a) a wire transfer in immediately available funds to such accounts as the Company shall indicate to the Buyer in an aggregate amount equal to the Estimated Cash Payment less: (i) the amount of cash to be deposited to the Escrow (as defined in Section 7.6(a)); and (ii) the amount payable by the Company to Bank One Texas N.A. to satisfy the entire outstanding principal balance together with any accrued interest, fees and charges as of the Closing Date, which aggregate amount will be paid by Buyer on the Company's behalf on the Closing Date by wire transfer to Bank One Texas N.A. of immediately available funds;

          (b) an assumption agreement covering all of the Assumed Liabilities, substantially in the form attached hereto as EXHIBIT B;

          (c) the compliance certificate executed by the appropriate officer of each of the Parent and the Buyer required by Section 6.2(b);

          (d) an executed Consulting Agreement between each Shareholder and the Company; and

          (e)  the executed Escrow Agreement.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE SHAREHOLDERS


     The Company and each Shareholder, jointly and severally, represents and warrants to the Parent and the Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company and the Shareholders to the Parent and the Buyer (the "DISCLOSURE SCHEDULES") and dated as of the date hereof, as follows:

      2.1 Organization of the Company.  The Company is a corporation duly
          ---------------------------
organized, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to the Buyer. The Company has previously made available to the Buyer true, correct and complete copies of its corporate minute books which include copies of all minutes of the Company's Board of Directors' and Shareholders' meetings. The minute books of the Company made available to counsel for the Buyer are the only minute books of the Company and contain a summary that is accurate in all material respects of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company. On Schedule 2.1, the Company has listed each jurisdiction where (i) it owns or leases any real property, (ii) maintains or operates any personal property, and (iii) any employee of the Company regularly performs his or her duties as an employee of the Company.

      2.2 Company Capital Structure.
          -------------------------

          (a) The authorized capital stock of the Company consists of 666 shares of Common Stock, 666 shares of which are issued and outstanding (the "COMMON STOCK"). All of the Common Stock is owned of record and beneficially by the Shareholders free and clear of all Liens. All of the issued and outstanding shares of Common Stock were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal securities laws. All of the issued and outstanding shares of the Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

          (b) Other than as set forth on Schedule 2.2(a), there are no outstanding shares of Common Stock, preferred stock or any other equity securities of the Company, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company or the Shareholders are a party or by which the Company or the Shareholders may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Common Stock, preferred stock or other equity securities or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of the Company or any other securities of the Company.

      2.3 Subsidiaries.  Except as set forth on Schedule 2.3, the Company does
          ------------
not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

      2.4 No Conflicts. Except as set forth on Schedule 2.4, the execution and
          ------------
delivery of this Agreement by the Company does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (any such event, a "CONFLICT") under (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or commitment (any such instrument being referred to as a "CONTRACT"), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets or the Shareholders. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company or the Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and (ii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on
Schedule 2.4.

      2.5 Company Financial Statements.   Schedule 2.5 includes (a) a true,
          ----------------------------
complete and correct copy of the Company's Audited Balance Sheet as of September 30, 1996 (the end of its most recent completed fiscal year), and Audited Statements of Income and Retained Earnings for the fiscal year ended September 30, 1996 (collectively, the "YEAR-END FINANCIALS") and (b) a true, complete and correct copy of the Company's Unaudited Balance Sheet (the "INTERIM BALANCE SHEET") as of June 30, 1997 (the "INTERIM BALANCE SHEET DATE") and the Unaudited Statements of Income, and Retained Earning for the nine month period then ended (collectively, the "INTERIM FINANCIALS"; and together with the Year-End Financials, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied and fairly present the financial position of the Company as of the dates thereof and the results of its operations for the periods then ended, subject, in the case of the Interim Financials, to the omission of complete footnote information.

      2.6 No Undisclosed Liabilities.  Except as set forth in Schedule 2.6, the
          --------------------------
Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $5,000 individually or $15,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, (i) has not been reflected in the Interim Balance Sheet, or (ii) has not arisen in the ordinary course of the Company's business since the Interim Balance Sheet Date.

      2.7 No Changes.  Except as specifically set forth in Schedule 2.7, since
          ----------
Interim Balance Sheet Date, there has not been, occurred or arisen any:

          (a) transaction by the Company except in the ordinary course of business as conducted on that date;

          (b) capital expenditure or commitment by the Company, exceeding $10,000 individually or $20,000 in aggregate;

          (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

          (d) labor trouble, claim of wrongful discharge, claim of other unlawful labor practice or any strike, work stoppage or union organization activities;

          (e) change in accounting methods or practices (including any change in reserve, depreciation or amortization policies or rates) by the Company;

          (f) revaluation (upward or downward) by the Company of any of its assets;

          (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

          (h) increase in the salary, commissions or other compensation payable or to become payable by the Company to any of its officers, directors, employees, advisors or consultants or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary, commissions or compensation to any such person;

          (i) acquisition, sale or transfer of any asset of the Company, except in the ordinary course of business as conducted on that date;

          (j) amendment or termination of any material Contract, agreement or license to which the Company is a party or by which it is bound;

          (k) loan by the Company to any person or entity;

          (l) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

          (m) the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

          (n) notice of any claim of ownership by a third party of Company Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's intellectual property rights;

          (o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (p) change in pricing or royalties paid or charged by the Company since February 1, 1997, other than in the ordinary course of business;

          (q) any event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect;

          (r) any distribution of cash or other assets of the Company to any third parties (except in the ordinary course of business); or

          (s) negotiation or agreement by the Company or the Shareholders, or any other officer or employees of the Company to do any of the things described in the preceding clauses (a) through (r)

(other than negotiations with the Parent, the Buyer and their representatives regarding the transactions contemplated by this Agreement).

      2.8 Tax and Other Returns and Reports.
          ---------------------------------

          (a) Definition of Taxes.  For the purposes of this Agreement, "TAX"
              -------------------
or, collectively, "TAXES," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity.

          (b) Tax Returns and Audits.  Except as set forth in Schedule 2.8:
              ----------------------

          (i) The Company as of the Closing will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects.

          (ii) The Company as of the Closing: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (ii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

          (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Company Financial Statements, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

          (vi) The Company has provided to the Parent and the Buyer or its legal counsel copies of all federal and state income and all state sales and use Tax Returns filed for calendar years ended December 31, 1993, 1994, 1995 and 1996 for the Company.

          (vi) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

          (vi) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

          (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) (Tax-Exempt Use Property) of the Internal Revenue Code of 1986, as amended (the "CODE").

          (x) As of the Closing, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G (Golden Parachute Payments) or 162 (Trade or Business Expenses) of the Code.

          (xi)   The Company has not filed any consent agreement under
Section 341(f) (Certain Sales of Stock of Consenting Corporations) of the Code or agreed to have Section 341(f)(2) (Recognition of Gain) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) (Subsection (f) Asset Defined) of the Code) owned by the Company.

          (xi) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

          (xi) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) (United States Real Property Holding Corporation) of the Code.

          (xi) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records in all material respects.

          (xv)   The Company has been an S corporation within the meaning of
Section 1361 (Tax Treatment of S Corporations and their Shareholders) of the Code since January 1, 1987.

      2.9 Restrictions on Business Activities.  Except as set forth in Schedule
          -----------------------------------
2.9, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company.

      2.10 Title of Properties; Absence of Liens and Encumbrances; Condition of
           --------------------------------------------------------------------
     Equipment.
     ---------

          (a) Schedule 2.10(a) sets forth (i) a list of all real property owned by the Company and (ii) a list of all real property currently leased, occupied or operated by the Company, including, with respect to leased real property, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not with respect to the Company and any other party to such leases, under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). The owned and leased property described in Schedule 2.10(a) is referred to as "COMPANY REAL PROPERTY." Neither the Company nor the Shareholders have received any notice of any condemnation proceeding with respect to any portion of the Company Real Property or any access thereto, and no such proceeding is contemplated by any government authority.

          (b) Schedule 2.10(b) sets forth all tangible assets owned by the Company which are not located on Company Real Property.

          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements or in Schedule 2.10(c) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

          (d) Except as described in Schedule 2.10(d), the real and personal property owned or leased by the Company is, taken as a whole, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

      2.11 Intellectual Property.  Except as set forth in Schedule 2.11, the
           ---------------------
Company owns, or is licensed or otherwise has sufficient rights to use rights to all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, and tangible or intangible proprietary information or material that in any material respect are used or currently proposed to be used in the business of the Company as now being conducted or as currently proposed to be conducted (the "COMPANY INTELLECTUAL PROPERTY"). The Company Intellectual Property includes but is not limited to the items set forth on Schedule 2.11. Except as set forth in Schedule 2.11, no claims challenging the Company's rights to use Company Intellectual Property have been asserted or are threatened by any person nor does the Company or any Shareholder have knowledge of any valid grounds for any such bona fide claims.

      2.12 Agreements, Contracts and Commitments.  Except as set forth on
           -------------------------------------
Schedule 2.12, the Company does not have, is not a party to nor is it bound by:

          (a) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

          (b) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan;

          (c) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

          (d) any agreement or plan under which any of the benefits will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (e) any fidelity or surety bond or completion bond;

          (f) any lease of personal property having a value individually in excess of $5,000;

          (g) any agreement of indemnification or guaranty;

          (h) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

          (i) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $5,000;

          (j) any agreement, contract or commitment relating to the acquisition of any business enterprise (or the assets of any business enterprise) or the disposition of assets of the Company outside the ordinary course of the Company's business;

          (k) any mortgages, indentures, loans, letters of credit or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (g) hereof;

          (l) any purchase order or contract for the purchase or manufacture by any third party of goods for resale (including, without limitation, raw materials, components, sub-assemblies and assemblies and finished goods) other than those contracts or purchase orders which both involve $5,000 or less and were entered into in the ordinary course of business;

          (m)  any construction contracts;

          (n) any agreement between the Company and a vendor or dealer of the Company;

          (o) any distribution, joint marketing, development agreement or other agreement which grants any third party continuing rights (exclusive or nonexclusive) to distribute, market, develop or otherwise sell any products currently being sold by the Company; or

          (p) any other agreement, contract or commitment that involves $5,000 or more or is not cancelable without penalty within thirty (30) days.

     Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in Schedule 2.12, the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract. Each Contract is in full force and effect and, except as otherwise disclosed in
Schedule 2.12, is not subject to any default thereunder of which the Company or the Shareholders have knowledge by any party obligated to the Company pursuant thereto.

      2.13 Governmental Authorization.  Schedule 2.13 accurately lists each
           --------------------------
material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "GOVERNMENT AUTHORIZATIONS"). The Government Authorizations are in full force and effect and constitute all Government Authorizations required to permit the Company to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets.

      2.14 Litigation.  The litigation between the Company and Harley-Davidson
           ----------
Motor Company and H-D Michigan, Inc. (the "HARLEY-DAVIDSON LITIGATION") previously disclosed to the Buyer and Parent has been fully settled pursuant to the terms of a Settlement Agreement dated July 1, 1997 (the "HARLEY-DAVIDSON SETTLEMENT AGREEMENT"). Except as set forth in Schedule 2.14, there is no action, suit, claim or proceeding of any nature pending or threatened against the Company, its properties or any of its officers or directors (with respect to the operations of the Company), nor is there any basis therefor. Except as set forth in Schedule 2.14, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors (nor is there any basis therefor) by or before any Governmental Entity. Schedule 2.14 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

      2.15 Inventory.  The inventories of the Company shown on the Interim
           ---------
Balance Sheet and set forth on Schedule 2.15 (the "INVENTORIES") are valued at cost or market, whichever is lower, with adequate allowances for excess and obsolete materials and materials below standard quality, in accordance with GAAP consistently applied. The quality and quantity of the Inventories are such that the Inventories are readily usable and saleable in the normal course of business of the Company, except such amounts as are reserved on the Interim Balance Sheet in accordance with GAAP consistently applied and in accordance with the past practice of the Company. Except as set forth on Schedule 2.15, all items included in such Inventories are located on the Company's premises and are owned by the Company, except for sales made subsequent to the Balance Sheet Date in the ordinary course of business, for all of which either the purchaser has made full payment or the purchaser is obligated to make payment and such obligation is an asset of the Company in accordance with GAAP consistently applied.
Schedule 2.15 also lists all Inventories materially in excess of reasonable estimated requirements for the Company based on current operations for the next twelve months.

      2.16 Accounts Receivable.
           -------------------

          (a) Schedule 2.16 sets forth a list of all accounts receivable of the Company reflected on the Interim Balance Sheet ("ACCOUNTS RECEIVABLE") along with a statement of number of days elapsed since invoice, with respect to each Accounts Receivable.

          (b) Except as disclosed in Schedule 2.16, all Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP and are collectible except to the extent of reserves therefor set forth in the Interim Balance Sheet; and no person has any Lien on any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable.

      2.17 No Defaults.  The Company is not, nor has it or any Shareholder
           -----------
received notice that it is or would be with the passage of time, (a) in violation of any provision or its Articles of Incorporation or Bylaws or (b) in default or violation of any term, condition or provision of (i) any judgment, decree, order, injunction or stipulation applicable to the Company or (ii) any agreement, note, mortgage, indenture, contract, lease, sublease or instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or its properties or assets may be bound.

      2.18 Environmental Matters.
           ---------------------

          (a) Hazardous Material.  Except as set forth on Schedule 2.18, no
              ------------------
underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies and packaged brake fluid, oil, waxes, polishes and other similar items in the Inventory, are present, as a result of the deliberate actions of the Company, or as a result of any actions of any third party or otherwise, in, on, under or adjacent to any Company Real Property, or any other real property previously occupied by the Company that is not included in Company Real Property, including the land and the improvements, ground water and surface water thereof.

          (b) Hazardous Materials Activities.  The Company has not transported,
              ------------------------------
stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits.  The Company currently holds all environmental approvals,
              -------
permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities.  No material action, proceeding,
              -------------------------
revocation proceeding, amendment procedure, writ, injunction or claim is pending threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. Neither the Company nor the Shareholders are aware of any fact or circumstance that could involve the Company in any material environmental litigation or impose upon the Company any material environmental liability.

          (e) Capital Expenditures.  Except as set forth on Schedule 2.18, the
              --------------------
Company is not aware of any capital expenditures that are required in order for it to comply with Environmental Laws.

      2.19 Brokers' and Finders' Fees; Third Party Expenses.  The Company has
           ------------------------------------------------
paid, or shall pay, all liabilities for brokerage or finders' fees, agents' commissions or any similar charges, and all other expenses incurred by the Company and the Shareholders, including but not limited to, legal, accounting and financial advisory fees, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. Any liabilities, fees or expenses of the type described in this Section
2.19 are referred to as "COMPANY TRANSACTION COSTS."

      2.20 Compensation; Employment Agreements.  Schedule 2.20 sets forth an
           -----------------------------------
accurate list, as of the date hereof, of all officers, directors, employees and consultants of the Company listing all employment agreements with such officers, directors, employees and consultants and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person as of the date hereof. The Company has provided to the Parent and the Buyer true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on
Schedule 2.20. The Company does not have any plan, agreement or commitment, whether legally binding or not, to compensate any director, officer, employee or consultant in any manner whatsoever except as set forth in Schedule 2.20.

      2.21 Employee Benefit Plans; Employment Matters.
           ------------------------------------------

          (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active, former or retired employee or consultant of the Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 (Definitions and Special Rules (Deferred Payment)) of the Code, or with respect to which the Company has or may in the future have liability, are listed on Schedule 2.21 (the "PLANS"). To the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, and any Plan intended to be qualified under Section 401(a) (Qualified Pension, Profit Sharing, and Stock Plans -- Requirements for Qualification) of the Code and each trust intended to qualify under Section 501(a) (Exemption from Tax on Corporations, Certain Trusts, Etc.) of the Code (i) has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service ("IRS") or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. The Company has furnished or made available to the Buyer copies of the most recent Internal Revenue Service letters and Forms 5500 (Annual Return/Report of Employee Benefit Plan) with respect to any such Plan. No Plan is covered by Title IV of ERISA or Section 412 (Minimum Funding Standards) of the Code. Neither the Company nor any officer or director of the Company has incurred any liability or penalty under Section 4975 through 4980B (Excise Taxes -- Qualified Pension, Etc. Plans) of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including, but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.
Schedule 2.21 includes a listing of the accrued vacation liability of the Company as of the December 31, 1996.

          (b) The Company (i) is in compliance in all material respects with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

          (c) The Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company is represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation is in progress. There is no pending or threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three years and the Company considers its relationship with its employees to be good.

          (d) Except as set forth on Schedule 2.21, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or consultant of the Company under any employment agreement, Plan or otherwise, (ii) materially increase any benefits otherwise payable under any employment agreement or Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      2.22 Insurance.  Schedule 2.22 lists all insurance policies and fidelity
           ---------
bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including without limitation product liability insurance. There is no claim by the Company pending under any of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Shareholder have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      2.23 Compliance with Laws.  The Company has materially complied with, is
           --------------------
not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, domestic or foreign.

      2.24 Complete Copies of Materials.  All documents delivered or made
           ----------------------------
available by the Company at the request of the Buyer or its counsel are true and complete copies of each document (or summaries of same).

      2.25 Warranties; Indemnities; Product Liability.  Schedule 2.25 indicates
           ------------------------------------------
each warranty, indemnity and product liability claim (whether satisfied or to be satisfied by a payment in cash or by repairing or replacing the defective product) made against the Company during the two-year period prior to the date hereof with a value in excess of (a) $5,000 with respect to any single item of Inventory for which a previous claim was made or (b) $10,000 for any individual claim. Except as set forth on Schedule 2.25, there are no currently pending product liability claims against the Company.

Schedule 2.25 sets forth all product liability claims filed against the Company since inception and a description of the disposition of all such claims.

      2.26 Customer and Vender Lists. The Company has provided to the Buyer true
           -------------------------
and complete lists (the "CUSTOMER LISTS") of all customers of the Company that have purchased product from the Company during (i) the prior fiscal year and
(ii) the period from October 1, 1996 through the date hereof, which lists shall be in descending order based on sales and shall exclude the identity of such customers. The Company has also provided to the Buyer true and complete lists (the "VENDOR LISTS") of all vendors of the Company from which the Company has purchased products during (i) the prior fiscal year and (ii) the period from October 1, 1996 through the date hereof, which lists shall be in descending order based on purchases by the Company and shall exclude the identity of such vendors. On the Closing Date, the Company shall provide to the Buyer the Customer Lists and the Vendor Lists complete with the name, a contact name, the address, the telephone number and the facsimile number of each such customer and vendor, as the case may be.

      2.27 Interested Party Transactions.  Except as set forth on Schedule 2.27,
           -----------------------------
no officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has, directly or indirectly, (i) an interest in any entity that furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.27.

      2.28 Individual Representations and Warranties. Each Shareholder severally
           -----------------------------------------
and not jointly further represents and warrants to the Parent and the Buyer as follows:

          (a) Such Shareholder has all power and authority to enter into this Agreement and each of the other agreements that are attached as Exhibits hereto (the "RELATED AGREEMENTS") to which he is a party, to perform such Shareholder's respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

          (b) Each of this Agreement and the Related Agreements has been duly executed and delivered by such Shareholder who are parties thereto and constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable principles.

          (c) The execution and delivery of this Agreement and the Related Agreements by such Shareholder does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under any mortgage, indenture, lease, contract or other agreement or instrument, permit concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or such Shareholder's properties or assets.

      2.29 Representations Complete.  None of the representations or warranties
           ------------------------
made by the Company or the Shareholders (as modified by the Disclosure Schedules), nor any statement made in any Schedule or certificate furnished by the Company or the Shareholder pursuant to this Agreement, contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER


     The Parent and the Buyer represent and warrant to the Company and the Shareholders as follows:

      3.1 Organization, Standing and Power.  Each of the Parent and the Buyer is
          --------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and the Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of the Parent and the Buyer to consummate the transactions contemplated hereby.

      3.2 Authority.  Each of the Parent and the Buyer has all requisite
          ---------
corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by each of the Parent and the Buyer and constitutes the valid and binding obligations of each of the Parent and the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

                                   ARTICLE IV

                          CONDUCT PRIOR TO THE CLOSING


      4.1 Conduct of Business of the Company.  During the period from the date
          ----------------------------------
of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall (except to the extent that the Buyer shall otherwise consent in writing), carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Closing. The Company shall promptly notify the Parent and the Buyer of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of the Buyer:

          (a) Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in
Section 2.7 hereof;

          (b) Enter into or amend any agreements pursuant to which any other party is granted broker marketing, distribution or similar rights of any type or scope with respect to any of the Company's products;

          (c) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any Contract;

          (d) Commence or settle any litigation or modify or amend the Harley-Davidson Settlement Agreement;

          (e) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

          (f) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (g) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

          (i) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others, except in the ordinary course of business;

          (k) Grant any severance or termination pay to any director, officer or employee except payments made pursuant to written agreements outstanding and described in Schedule 2.12;

          (l) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

          (m) Revalue any of its assets, including without limitation writing up or down the value of inventory (or any reserves with respect thereto) or writing off notes or accounts receivable other than in the ordinary course of business;

          (n) Pay, discharge or satisfy, in an amount in excess of $5,000 (in any one case) $20,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of (i) ordinary course liabilities incurred since December 31, 1996 or (ii) liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

          (o) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (p) Enter into any strategic alliance or joint marketing arrangement or agreement; or

          (q) Distribute cash or other assets of the Company to any third parties (except in the ordinary course of business) or to the Shareholder; or

          (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any other action that would prevent the Company and the Shareholders from performing their covenants hereunder.

      4.2 No Solicitation.  Until the Closing or, if this Agreement is
          ---------------
terminated prior to the Closing pursuant to Section 8.1(d), 90 days following the date of termination of this Agreement, or, if this Agreement is terminated prior to the Closing pursuant to Section 8.1(e), the date of termination of this Agreement, as the case may be, neither the Company nor the Shareholders will (nor will they permit any of the Company's officers, directors, agents, representatives or Affiliates to) directly or indirectly, take any of the following actions with any party other than the Parent, the Buyer and its designees:

          (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or any portion of the Company's business and properties or capital stock whether by merger, purchase of assets, tender offer or otherwise,

          (b) disclose any information (other than its attorneys or financial advisors) concerning the Company's business and properties or afford to any person or entity access to its properties, books or records, or

          (c) assist or cooperate with any person to make any proposal to purchase all or any part of the capital stock of the Company or assets, other than selling products of the Company in the ordinary course of business.

     In the event the Company or the Shareholders shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately inform the Buyer in writing as to any such offer or proposal.

      4.3 S Status.  The Company shall maintain its tax status as a subchapter S
          --------
corporation up to the Closing and the Company and the Shareholders shall not revoke or otherwise terminate the election of the Company to be treated as a subchapter S corporation.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

      5.1 Access to Information.  The Company shall afford the Parent, the Buyer
          ---------------------
and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of the Company as the Buyer may reasonably request. The Company agrees to provide to the Parent, the Buyer and their accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

      5.2 Transitional Cooperation.  During the period from the date of this
          ------------------------
Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Shareholders each agree that they will provide such assistance as may be reasonably requested by the Buyer or the Parent with respect to transitioning business relationships from the Company to the Buyer. Such assistance shall include but not be limited to: (i) preparing joint press statements regarding the transactions contemplated by this Agreement; (ii) meeting with representatives of the press (trade and other) to discuss the transactions contemplated by this Agreement; (iii) meeting with current or prospective customers of, and suppliers to, the Company, the Buyer and/or the Parent; and (iv) meeting with Company employees to facilitate the hiring of such persons by Buyer following the Closing. The Parent agrees that it shall promptly reimburse the Company (or the Shareholders as applicable) for those out-of-pocket expenses that were reasonably incurred by the Shareholders or the Company, as the case may be, in complying with the Buyer's or the Parent's requests for assistance pursuant to this Section 5.2.

      5.3 Confidentiality.  Each of the parties hereto hereby agrees to keep
          ---------------
such information or knowledge obtained in any investigation pursuant to Section 5.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential, as provided in the Confidentiality Agreement dated December 19, 1996 by and among the parties hereto.

      5.4 Expenses.  Whether or not the Acquisition is consummated, all fees and
          --------
expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("THIRD PARTY EXPENSES"), (i) in the case of Third Party Expenses incurred by the Buyer, shall be the obligation of the Buyer and (ii) in the case of Third Party Expenses incurred by the Company or the Shareholders, shall be the obligation of the Company. Without limiting the generality of the foregoing, Buyer agrees that it will pay the filing fees due in connection with the HSR Act filings, but the Buyer shall bear the Third Party Expenses incurred by it, and the Company shall bear the Third Party Expenses incurred by it or the Shareholders, in connection with the preparing their respective HSR Act filings and in responding to any requests for further information or objections raised by the U.S. Department of Justice or Federal Trade Commission.

      5.5 Public Disclosure.  Unless otherwise required by law, prior to the
          -----------------
Closing, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless shown to and approved in writing by the Parent, the Buyer and the Company prior to release; provided, however, that such approval shall not be required with respect to disclosure made by the Parent to comply with applicable securities laws. The Parent agrees to provide to the Company and the Shareholders drafts of any disclosure required under applicable securities laws prior to such disclosure being made.

      5.6 Consents.  The Shareholders shall use their best efforts, and shall
          --------
cause the Company to use its best efforts, to obtain the consents, waivers and approvals under any of the Contracts or Government Authorizations as may be required in connection with the Acquisition (all of such consents and approvals are set forth in Schedule 2.4) so as to preserve all rights of, and benefits to, the Company thereunder.

      5.7 Insurance.  The Company shall assign, and shall obtain all necessary
          ---------
approvals and consents to assign, all of its insurance policies to the Buyer, and the Buyer shall name the Shareholders as additional insured parties under such policies, effective as of the Closing Date.

      5.8 Reasonable Best Efforts.  Subject to the terms and conditions provided
          -----------------------
in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

      5.9 Notification of Certain Matters.  The Company shall give prompt notice
          -------------------------------
to the Parent and the Buyer, and Parent and the Buyer shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which is likely to cause any representation or warranty of the Company and the Shareholders, on the one hand, and the Parent and the Buyer, on the other hand, contained in this Agreement to be untrue or inaccurate at or in the period prior to the Closing and (ii) any failure of the Company and the Shareholders or the Parent and the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

      5.10 Additional Documents and Further Assurances.  Each party hereto, at
           -------------------------------------------
the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. From and after the Closing, each party agrees to cooperate with, and shall provide to the other parties, all necessary information in order for such requesting party to comply with information disclosure requirements under applicable federal and state securities laws and regulations and federal and state franchise, income, sales and other tax laws and regulations. Without limiting the generality of the foregoing, the Company shall, promptly following payment, provide evidence to the Buyer of payment of all sales and franchise taxes arising in connection with the transactions contemplated by this Agreement. In addition, each party agrees to cooperate with the other parties with respect to any currently pending or future litigation, claims, investigations or the like related to the business of the Company.

      5.11 Adjustment to Estimated Purchase Price.
           --------------------------------------

          (a) Within 60 days after the Closing Date, the Company shall deliver to the Buyer a certificate (the "CLOSING CERTIFICATE") setting forth a schedule of the Purchased Assets and the Assumed Liabilities, dated as of the Closing Date, derived from the audited financial statements referred to in Section 5.15 hereof prepared in accordance with GAAP applied on a basis consistent with the Company Financial Statements, signed by the President of the Company and by each of the Shareholders. Without limiting the generality of the foregoing, the Assumed Liabilities, as reflected on the Closing Certificate, shall include accrual of the estimated expense of complying with the Company's obligation under the Harley-Davidson Settlement Agreement to the extent that accrual of such expense on a regularly prepared balance sheet would be required by GAAP. The Closing Certificate shall also include a determination of purchased net assets of the Company (the "CLOSING NET ASSETS"), which Closing Net Assets shall be equal to the Purchased Assets minus the Assumed Liabilities. The Company's calculation of the Closing Net Assets as reflected in the Closing Certificate shall be referred to as the "SELLER'S CLOSING NET ASSETS CALCULATION." Buyer shall have 60 days from the date of receipt of the Closing Certificate during which it and its independent accountants may review the Closing Certificate. Following completion of such review, the Buyer shall deliver a written notice (the "PURCHASE PRICE ADJUSTMENT NOTICE") to the Company setting forth the Buyer's determination of the Closing Net Assets (the "BUYER'S CLOSING NET ASSETS CALCULATION"). If Buyer shall fail to deliver the Purchase Price Adjustment Notice within such 60 day period, or if the Buyer's Closing Net Assets Calculation shall equal the Seller's Closing Net Assets Calculation, then the Seller's Closing Net Assets Calculation shall be deemed to constitute the statement of "FINAL CLOSING NET ASSETS." Subject to Section 5.11(b) below, if the Final Closing Net Assets are less than $11,523,880, the Estimated Purchase Price shall be reduced by such difference, and if the Final Closing Net Assets is more than $11,523,880, the Estimated Purchase Price shall be increased by such difference.

          (b) The Company shall, within 15 days from the receipt of the Purchase Price Adjustment Notice, notify the Buyer whether or not the Company disputes
the Buyer's Closing Net Assets Calculation (the "SELLER NOTICE").   If the Buyer
has not received notice of such a dispute within such 15-day period, then the Buyer's Closing Net Assets Calculation shall be deemed to constitute the statement of Final Closing Assets, and shall be final and binding. If, on the other hand, the Buyer has received notice of such a dispute within such 15-day period, then the Buyer and the Company shall mutually agree in writing on an independent accounting firm to review the Closing Certificate (and related information) to determine the amount, if any, of the adjustment to the Estimated Purchase Price pursuant to Section 5.11(a) above. In the event that the Buyer and the Company cannot agree in writing on an independent accounting firm, KPMG Peat Marwick LLP shall select such independent accounting firm. The determination of such independent accounting firm shall be final and binding on the parties hereto. The costs of the independent accounting firm shall be borne by the party (either the Buyer or the Company) whose determination of the Closing Net Assets was furthest from such determination of the independent accounting firm, or equally by the Buyers and the Company in the event that the determination by the independent accounting firm is equidistant between the determinations of the parties. The independent accounting firm selected under this Section 5.11(b) shall be chosen from among only the six largest international firms in the independent accounting profession.

          (c) Any additional amount determined to be payable by the Buyer shall be paid by the Buyer within 10 business days of the final determination hereunder. Any amount determined pursuant to this Section 5.11 to be payable by the Company may, at the Buyer's election, either be paid out of the Escrow or, upon request of the Buyer, shall be paid by the Company within 10 business days of such request.

          (d) Notwithstanding anything to the contrary in Section 7.1, the Liability Threshold shall not apply to Section 5.11, and any adjustment required under Section 5.11 shall be from the first dollar.

      5.12 Tax Matters.
           -----------

          (a) Tax Returns.  The Company shall be responsible for timely filing
              -----------
all federal and state income tax returns of the Company and for paying all income taxes attributable to the income of the Company for all periods. The Company shall also be responsible for and shall pay that portion of real, personal or other property taxes attributable to periods prior to the Closing Date.

          (b) Allocation of Adjusted Purchase Price.  The Adjusted Purchase
              -------------------------------------
Price for the Purchased Assets shall be allocated in accordance with Schedule
5.12 (the "ALLOCATION") which shall be mutually agreed upon by the Buyer and the Company. The parties agree that all Tax Returns and reports (including IRS Form 8594 (Asset Acquisition Statement)) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position inconsistent with) the Allocation unless required by the IRS or a state taxing authority.

          (c) Responsibility for Taxes.  Each of the Company and the
              -------------------------
Shareholders, jointly and severally, hereby indemnifies and agrees to hold the Parent and the Buyer harmless from, against and in respect of any U.S. federal or State of Texas Tax liability (including interest and penalties), if any, incurred by or imposed upon the Parent and the Buyer resulting from or as a consequence of the Acquisition (including without limitation, any such Tax liability arising pursuant to Section 1374 of the Code or state counterpart).

          (d) Liability Threshold Inapplicable.  Notwithstanding anything to the
              --------------------------------
contrary in this Section 5.12, the Liability Threshold shall not apply to
Section 5.12, and any indemnification required under Section 5.12 shall be from the first dollar.

      5.13 Noncompetition.
           --------------

          (a) Each of the Shareholders agree that for a period of seven years from the Closing Date, he will not:

          (i) in any location throughout the world, either directly or indirectly, engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative in any business that manufactures, develops, modifies, engineers, designs, customizes, maintains, replaces, tools, services, sells, resells, distributes, wholesales, supplies, delivers, imports or exports motorcycles, motorcycle parts and accessories or motorcycle apparel (a "MOTORCYCLE BUSINESS"). For the purposes of this Section 5.13(a), "motorcycle parts and accessories" includes, but is not limited to, fenders, gas tanks, ignition parts, carburetors, cylinder heads, exhaust systems, mufflers, oil pumps, cams, air and oil filters, spark plugs, gaskets, batteries, starters, pistons, piston rings, chains, tire tubes, back rests, rear-view mirrors, windshields, luggage racks, electrical parts, transmissions or lighting products. The term "motorcycle apparel" as used herein includes, but is not limited to, jackets, vests, chaps and helmets. The term "motorcycle" as used herein includes motorcycles of any make, model or brand name;

          (ii) employ or solicit, or receive or accept the performance of services by any employee of the Company employed on the date hereof; provided, however, that this clause (ii) shall not apply to the Shareholders' spouses, children or siblings;

          (ii) employ or solicit, or receive or accept performance of services by any employee of a customer or vendor of the Company or any other business entity with which the Company had or has a business relationship, except for: (a) any outside professional firms, such as investment banking, financial advisory, accounting or legal firms; or (b) any other vendor not in the Motorcycle Business which vendor has sales in excess of $100 million per year; or

          (iv) conduct any business whatsoever with a customer or vendor of the Company or any other business entity with which the Company had or has a business relationship, except for: (a) any outside professional firms, such as investment banking, financial advisory, accounting or legal firms; or (b) any other vendor not in the Motorcycle Business provided that the Shareholders' dealing with such vendor(s) do not interfere with the vendor's ability to meet the Buyer's needs.

          (b) Notwithstanding Section 5.13(a), the Shareholders may hold an ownership interest in two family owned franchise Harley-Davidson retail dealerships located in Minneapolis, Minnesota (the "FAMILY BUSINESS"); provided that for a period seven years from the Closing Date, (i) the Shareholders shall not participate in the Family Business as a manager or employee and shall not otherwise actively participate in the day-to-day activities of the Family Business; (ii) the Family Business shall not be engaged in a Motorcycle Business except for franchise Harley-Davidson retail dealerships located in the State of Minnesota; and (iii) the activities of the Family Business do not expand to compete with the Buyer's business, including but not limited to, the establishment of a wholesale distribution channel of any kind or any motorcycle aftermarket retail store or an expansion of the current retail mail order operation of the Family Business (as described in Schedule 5.13); provided, however, that nothing in this Section 5.13(b) shall prohibit either Shareholders from serving on the Board of Directors of the Family Business or as a consultant to the Family Business.

     If the Family Business shall fail at any time to meet these conditions, the Shareholders agree to divest all ownership in the Family Business within one year from the date on which the Family Business fails to meet any of the conditions.

          (c) If any provision contained in this Section 5.13 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 5.13, but this Section 5.13 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Buyer and the Shareholders that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid and enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.13 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Shareholders acknowledge that the Buyer would be irreparably harmed by any breach of this Section 5.13 and that there would be no adequate remedy at law or in damages to compensate the Buyer for such breach. The Shareholders agree that the Buyer shall be entitled to injunctive relief requiring specific performance by the Shareholders of this
Section 5.13, and the Shareholders consent to the entry thereof.

      5.14 HSR Act Filings.  Both the Buyer and the Company shall (i) take
           ---------------
promptly all actions necessary to prepare and file the applicable notices (the "HSR NOTICES") required, if any, to be filed under the HSR Act, which filings will comply in all material respects with the requirements of the HSR Act, (ii) promptly comply at the earliest practicable date with any requests for additional information from the Federal Trade Commission or United States Department of Justice, and (iii) request early termination of the applicable waiting period.

      5.15 Financial Statements.  The Company shall deliver to the Buyer audited
           --------------------
financial statements for the period from October 1, 1996 through the Closing Date as soon after the Closing Date as possible and in no event more than 60 days after the Closing Date.

      5.16 Employment by the Buyer of Company Employees.  The Company shall use
           --------------------------------------------
its best efforts to assist the Buyer in hiring and retaining the services of current Company employees whom the Buyer desires to employ. The Company understands and agrees that (a) the Buyer is under no obligation to offer employment with the Buyer to any employees of the Company, (b) it is within the sole discretion of the Buyer to determine to whom offers of employment with the Buyer will be extended and from whom such offers will be withheld, and (c) those employees of the Company who are given offers of employment with the Buyer will become, upon their acceptance of such offers, employees of the Buyer with full credit for prior service with the Company for all purposes, including but not limited to that of determining their eligibility for the Buyer's employment benefits. Any Company employee accepting employment by the Buyer will be required as a condition precedent to such employment to terminate any existing employment agreement with the Company, execute the Buyer's standard form of confidentiality and proprietary information agreement and take such other actions generally required by the Buyer of its employees.

      5.17 Discharge of Debts.  The Company shall hereafter promptly and fully
           ------------------
satisfy and discharge all its debts, liabilities and obligations when due (except, after the Closing Date, the Assumed Liabilities) except such debts, liabilities and obligations as the Company shall be contesting in good faith, or shall obtain full releases from the same or make sufficient provisions to pay the same or to be released therefrom, all to the satisfaction of the Buyer.

      5.18 Use of Name.  The Company shall change its name immediately prior to
           -----------
the Closing. From and after the date hereof, neither the Company nor the Shareholders shall transact business under or in any other way use the words "Chrome," "Specialties," "Custom," "Global" or "Motorsport" either alone or together in any manner.

      5.19 Bulk Sales Laws.  The Company shall take all actions necessary to
           ---------------
comply with the provisions of the Uniform Commercial Code and the Civil Code of Texas concerning bulk sales of bulk transfers or any similar law (the "BULK SALES LAWS"), including, without limitation, the filing and publication of notices of the transactions contemplated hereunder that may be required by the Bulk Sales Laws. The Buyer shall fully cooperate with the Company with respect to compliance with the Bulk Sales Laws.


                                   ARTICLE VI

                         CONDITIONS TO THE ACQUISITION


      6.1 Conditions to Obligations of Each Party to Effect the Acquisition.
          -----------------------------------------------------------------
The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following condition:

          (a) No Injunctions or Restraints; Illegality.  No temporary
              ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

          (b) HSR Act Clearance.  All approvals shall have been received and the
              -----------------
expiration or early termination of all antitrust review periods under the HSR Act, and other applicable antitrust laws ("HSR CLEARANCE"); provided that, neither party may rely on the condition set forth in this Section 6.1(b) if the failure to obtain HSR Clearance for the Acquisition is a result of such party's failure to take all necessary actions set forth in Section 5.14 above.

      6.2 Additional Conditions to Obligations of Company and the Shareholders.
          --------------------------------------------------------------------
The obligation of the Company and the Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations, Warranties and Covenants.  The representations
              -----------------------------------------
and warranties of the Buyer in this Agreement shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of such time and the Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

          (b) Certificate of the Buyer.  The Company shall have been provided
              ------------------------
with a certificate executed on behalf of the Parent and the Buyer by one of its executive officers to the effect that, as of the Closing:

          (i) all representations and warranties made by the Parent and the Buyer in this Agreement are true and correct in all material respects; and

          (ii) all covenants, obligations and conditions of this Agreement to be performed by the Parent and the Buyer on or before such date have been so performed.

          (c) Consulting Agreements.  The Buyer shall have entered into a
              ---------------------
consulting agreement with each of the Shareholders, substantially in the form attached hereto as EXHIBIT C (a "CONSULTING AGREEMENT")

          (d) Escrow Agreement.  The Buyer shall have entered into an escrow
              ----------------
agreement, substantially in the form attached hereto as EXHIBIT D (the "ESCROW AGREEMENT")

      6.3 Additional Conditions to the Obligations of the Parent and the Buyer.
          --------------------------------------------------------------------
The obligations of the Parent and the Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Buyer:

          (a) Representations, Warranties and Covenants.  The representations
              -----------------------------------------
and warranties of the Company and the Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes in Accounts Receivable and Inventories incurred in the ordinary course of business, as though such representations and warranties were made on and as of such time and the Company and the Shareholders shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by such party as of the Closing. The parties agrees that nothing in this Section 6.3(a) shall limit the Parent's and the Buyer's rights to an adjustment to the Estimated Purchase Price pursuant to
Section 5.11.

          (b) Certificate of Company.  The Buyer shall have been provided with a
              ----------------------
certificate executed by the President of the Company and each of the Shareholders to the effect that, as of the Closing:

          (i) all representations and warranties made by the Company and the Shareholders in this Agreement are true and correct in all material respects; and

          (ii) all covenants, obligations and conditions of this Agreement to be performed by the Company and the Shareholders on or before such date have been so performed.

          (c) Consulting Agreements.  Each Shareholder shall have entered into a
              ---------------------
Consulting Agreement with the Buyer.

          (d) Third Party Consents.  Any and all consents, waivers, and
              --------------------
approvals listed pursuant to Schedule 2.4 shall have been obtained.

          (e) Legal Opinion.  The Buyer shall have received a legal opinion from
              -------------
Kelly, Hart & Hallman, legal counsel to the Company, substantially in the form of EXHIBIT E hereto.

          (f) No Injunctions or Restraints on Conduct of Business; Litigation.
              ---------------------------------------------------------------
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Buyer's proposed acquisition of the Purchased Assets, or limiting or restricting the Buyer's conduct or operation of the business of the Company (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Parent, the Buyer or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.

          (g) No Material Adverse Changes; Claims.  There shall not have
              -----------------------------------
occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued) or financial condition of the Company or of the Parent. The parties acknowledge that at the time of execution of this Agreement, there exists a labor strike by employees of United Parcel Services ("UPS"), which strike is affecting the businesses of both the Company and the Parent. Parent reserves the right to claim that the labor strike against UPS has caused a material adverse change of the type described in the first sentence of this paragraph should the strike have such an effect. There shall not have occurred any claims (whether or not asserted in litigation) which reasonably could be expected to materially and adversely affect the consummation of the transactions contemplated hereby or the Purchased Assets or other assets (including intangible assets), financial condition or results of operations of the Company.

          (h) Amendment of Articles of Incorporation.  Article One of the
              --------------------------------------
Articles of Incorporation of the Company shall have been amended to change the name of the Company to comply with the provisions of Section 5.18 hereof.

          (i) Bulk Sales Laws.  The Company shall have complied with the
              ---------------
provisions of the Bulk Sales Laws.

          (j) Harley-Davidson Litigation.  The Harley-Davidson Settlement
              --------------------------
Agreement shall not have been modified or amended by the parties since execution, shall remain in full force and effect and shall not have been breached by the parties thereto.

          (k) Financing Available.  The Parent shall have available to it the
              -------------------
$73,500,000 credit facility substantially in the form described in the commitment letter from Bank of America dated July 21, 1997, and no event shall have occurred which would prevent Parent from borrowing against such facility.

          (l) Accountants Reports and Consents.  The independent accounting
              --------------------------------
firm(s) that audited the financial statements of Seller for the each of the two years in the period ended September 30, 1996 (and any later period for which audited financial statements of Seller exist) shall have delivered to Parent complete copies of such audited financial statements together with (i) a manually signed copy of the accountant's report thereon and (ii) a consent to Parent filing such financial statements with the Securities and Exchange Commission as a part of any filing therewith pursuant to the Securities Exchange Act of 1934, as amended, and the resulting incorporation thereof by reference into registration statements of Parent filed pursuant to the Securities Act of 1933; provided, that the Parent shall have delivered to such accountants a draft of such filing in final form within 2 business days prior to the Closing.


                                  ARTICLE VII

                     REMEDIES FOR BREACHES OF THE AGREEMENT


      7.1 Survival of Representations and Warranties; Liability Threshold.
          ---------------------------------------------------------------

          (a) All of the representations and warranties of the Company and the Shareholders (except for those contained in Sections 2.8 (Tax and Other Returns and Reports), 2.14 (Litigation) and 2.18 (Environmental Matters)) contained in herein shall survive the Closing and continue in full force and effect for a period of the greater of the applicable tort statute of limitations and three
(3) years following the Closing. The representations and warranties of the Company and the Shareholders contained in Sections 2.8 and 2.18 shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations). The representation and warranty contained in Section
2.14 shall continue in full force and effect for a period of the greater of the applicable tort statute of limitations and three (3) years following the Closing. The covenants and agreements in this Agreement shall survive except to the extent they are specifically limited by their terms.

          (b) The Parent and the Buyer shall not be entitled to indemnification for any loss contemplated by this Article VII until the aggregate of all indemnified or indemnifiable losses, damages or expenses suffered by such party, or its successors and assigns pursuant to this Agreement, exceeds

$100,000 ("LIABILITY THRESHOLD"). If such losses, damages or expenses exceed $100,000, the Company and the Shareholders (individually, an "INDEMNIFYING PARTY" and collectively, the "INDEMNIFYING PARTIES") shall be obligated to pay the entire amount of such losses, damages or expenses suffered by the other party, less $100,000.

          (c) Except in the case of fraud, the aggregate amount of the Indemnifying Parties' liability under this Article VII shall not exceed $2,000,000; provided, however, that with respect to liabilities incurred based on a breach of the Company and the Shareholder's representations, warranties or covenants contained in Sections 2.8 (Tax and Other Returns and Reports), 2.18 (Environmental Matters), Section 2.25 (Warranties; Indemnities; Product Liability) and 5.13 (Noncompetition), the aggregate amount of the Indemnifying Parties' liability shall not exceed the amount equal to the Estimated Cash Payment less the Final Closing Net Assets.

      7.2 Indemnification.  In the event (a) any of the Company or the
          ---------------
Shareholders' breach any of its or his respective representations, warranties, agreements or covenants contained herein or (b) the Company incurs liabilities that are not Assumed Liabilities for which a claim is made against the Parent or the Buyer, then, subject to the provisions of this Article VII, the Indemnifying Parties agree, jointly and severally, to indemnify, defend and hold harmless the Buyer and its officers, directors, employees, shareholders, assigns, successors and affiliates (individually, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") from and against the entirety of any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses ("ADVERSE CONSEQUENCES") an Indemnified Party may suffer arising out of, relating to, in the nature of, or caused by the breach or liability of the Company that is not an Assumed Liability.

      7.3 Matters Involving Third Parties.
          -------------------------------

          (a) If any third party shall notify an Indemnified Party with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any Indemnifying Party under this Article VII, the Indemnified Party shall promptly notify Seller's Agent (as defined herein) thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying Seller's Agent shall relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties thereby are prejudiced.

          (b) The Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner such Indemnified Party reasonably may deem appropriate (and such Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII. Notwithstanding the foregoing sentence, counsel for any Indemnifying Party shall be permitted to monitor the Indemnified Party's defense of a Third Party Claim for the purpose of advising of the status and progress of the defense. Any such activity shall be at the sole expense of the Indemnifying Parties.

      7.4 Procedure for Asserting Claims.  If an Indemnified Party wishes to
          ------------------------------
assert a claim for indemnification pursuant to this Article VII, the Indemnified Party shall prepare and deliver to John Kuelbs (hereinafter "SELLERS' AGENT") a certificate signed by an officer of the Parent (an "OFFICER'S INDEMNIFICATION CLAIM") providing notice of such claim and specifying in reasonable detail the date the Adverse Consequences relating to such claim were paid, incurred or otherwise arose, and the nature of the misrepresentation or breach to which such Adverse Consequences are related. The Indemnified Party shall act reasonably and in good faith in preparing any such Officer's Indemnification Claim and in specifying any alleged Adverse Consequences. If Sellers' Agent disputes the claim, Sellers' Agent shall notify the Indemnified Party of such disagreement within fifteen (15) days of the delivery by the Indemnified Party of the Officer's Indemnification Claim. Thereupon, the Indemnified Party and the Sellers' Agent will, during the thirty (30) day period following delivery of the Officer's Indemnification Claim, negotiate in good faith to resolve their differences with respect to the claim. If the parties fail to reach an agreement prior to the expiration of such 30-day period, either party shall be entitled to submit such claim to arbitration pursuant to Section 7.5 hereto.

      7.5 Resolution of Conflicts: Arbitration.
          ------------------------------------

          (a) If no agreement can be reached regarding a claim described in an Officer's Indemnification Claim delivered pursuant to Section 7.4, either the Indemnified Party or the Sellers' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained (provided that an indemnitee's rights shall not be prejudiced by any delay in determining the amount of such claim) or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen
(15) days after such written notice is delivered, the Indemnified Party and Seller's Agent shall each select one arbitrator, and thereafter the two arbitrators so selected shall select a third arbitrator. The decision of the majority of the arbitrators as to the validity and amount of any claim pursuant to this Agreement shall be binding and conclusive upon the parties to this Agreement.

          (b) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Delaware under the commercial rules then in effect of the American Arbitration Association. The costs of arbitration shall be borne by the party incurring such costs.

      7.6 Escrow.  At the Closing, the Buyer shall deposit into a an escrow
          ------
account (the "ESCROW") the amount of $2,000,000, which fund shall be governed by the provisions of this Agreement and the Escrow Agreement. The Escrow shall be available to satisfy the indemnification obligations to the Indemnified Parties pursuant to the terms of this Article VII, provided that such claims are made on or before the third anniversary of the Closing Date or, if there are any pending claims as of such date, the final resolution of all such pending claims.

                                   ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER


      8.1 Termination.  Except as provided in Section 8.2 below, this Agreement
          -----------
may be terminated and the Acquisition abandoned at any time prior to the
Closing:

          (a) by mutual written consent of the Company and the Buyer;

          (b) by the Buyer or the Company if: (i) the Closing has not occurred on or prior to the date 60 days from the date hereof (provided, however, that such date shall be automatically extended where the failure to close is as a result of obtaining HSR Clearance and the parties are continuing to pursue such clearance); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental entity that would make consummation of the Acquisition illegal;

          (c) by the Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would: (i) prohibit the Buyer's or the Company's ownership or operation of all or a portion of the Purchased Assets or (ii) compel the Buyer or the Company to dispose of or hold separate all or a portion of the assets or business the Buyer as a result of the Acquisition;

          (d) by the Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Shareholders and such breach has not been cured within five (5) business days after delivery of written notice to the Company by the Buyer (provided that no cure period shall be required for a breach which by its nature cannot be cured);

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent and the Buyer and such breach has not been cured within five (5) business days after delivery of written notice to the Parent and the Buyer by the Company (provided that no cure period shall be required for a breach which by its nature cannot be cured).

      8.2 Effect of Termination.  In the event of termination of this Agreement
          ---------------------
as provided in Sections 8.1(a), 8.1(b) and 8.1(c), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parent, the Buyer, the Company, the Shareholders or their respective officers, directors or stockholders, as applicable. In the event of termination of this Agreement pursuant to Sections 8.1(d) or 8.1(e), then the Company and the Shareholders in the former case and the

Parent and the Buyer in the latter case shall remain liable for any breaches of this Agreement prior to its termination. Notwithstanding anything to the contrary, the provisions of Sections 4.2 (No Solicitation), 5.3
(Confidentiality), 5.4 (Expenses), this Section 8.2 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      8.3 Amendment.  This Agreement may be amended by the parties hereto at any
          ---------
time by execution of an instrument in writing signed on behalf of each of the parties hereto.

      8.4 Extension; Waiver.  At any time prior to the Closing, the Buyer, on
          -----------------
the one hand, and the Company and the Shareholders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                               GENERAL PROVISIONS


      9.1 Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Parent or the Buyer, to:

               Custom Chrome, Inc.
               16100 Jacqueline Court
               Morgan Hill, California  95037-5598
               Attention:     President
               Telecopy No.:  (408) 778-7001
               Telephone No.:  (408) 778-0500
               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention:  Kenneth M. Siegel
               Telecopy No.:  (415) 493-6811
               Telephone No.:  (415) 493-9300

          (b)  if to the Company, to:

               Chrome Specialties, Inc.
               4200 Diplomacy Road
               Fort Worth, Texas  76155
               Telecopy No.:  (817) 868-2077
               Telephone No.:  (817) 868-2000

               with a copy to:

               Kelly, Hart & Hallman
               201 Main Street, Suite 2500
               Fort Worth, Texas 76102
               Attention:  Daniel L. Lowry
               Telecopy No.:  (817) 878-9287
               Telephone No.: (817) 878-3583

          (c)  if to the Shareholders, to:

               Seller's Agent
               John Kuelbs
               1285 Shady Oaks Drive
               Southlake, Texas 76092
               Telephone No.:  (817) 481-2138

               with a copy to:

               Kelly, Hart & Hallman
               201 Main Street, Suite 2500
               Fort Worth, Texas 76102
               Attention:  Daniel L. Lowry
               Telecopy No.:  (817) 878-9287
               Telephone No.: (817) 878-3583

      9.2 Interpretation.  The words "include," "includes" and "including" when
          --------------
used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.3 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.4 Entire Agreement; Assignment.  This Agreement, the Schedules and
          ----------------------------
Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that the Buyer may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

      9.5 Severability.  In the event that any provision of this Agreement or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.6 Other Remedies.  Except as otherwise provided herein, any and all
          --------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      9.7 Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware as applicable to parties domiciled in Delaware and regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      9.8 Rules of Construction.  The parties hereto agree that they have been
          ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

       9.9  Certain Definitions.  For the purposes of this Agreement, the terms
            -------------------
set forth below shall have the following definitions:

          (a) "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 2.16(a) hereof.

          (b) "ADJUSTED PURCHASE PRICE" shall have the meaning set forth in
Section 1.3 hereof.

          (c) "ADVERSE CONSEQUENCES" shall have the meaning set forth in Section
7.2 hereof.

          (d) "ALLOCATION" shall have the meaning set forth in Section 5.12(b) hereof.

          (e) "ASSUMED LIABILITIES" shall have the meaning set forth in Section
1.2 hereof.

          (f) "BULK SALES LAWS" shall have the meaning set forth in Section 5.19 hereof.

          (g) "BUYER'S CLOSING NET ASSETS CALCULATION" shall have the meaning set forth in Section 5.11(a) hereof.

          (h) "CLOSING" shall have the meaning set forth in Section 1.4 hereof.

          (i) "CLOSING CERTIFICATE" shall have the meaning set forth in Section 5.11(a) hereof.

          (j) "CLOSING DATE" shall have the meaning set forth in Section 1.4 hereof.

          (k) "CLOSING NET ASSETS" shall have the meaning set forth in Section 5.11(a) hereof.

          (l) "CODE" shall have the meaning set forth in Section 2.8(b)(ix) hereof.

          (m) "COMMON STOCK" shall have the meaning set forth in Section 2.2 hereof.

          (n) "COMPANY INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 2.11 hereof.

          (o) "COMPANY FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 2.5 hereof.

          (p) "COMPANY REAL PROPERTY" shall have the meaning set forth in
Section 2.10(a) hereof.

          (q) "COMPANY TRANSACTION COSTS" shall have the meaning set forth in
Section 2.19 hereof.

          (r) "CONFLICT" shall have the meaning set forth in Section 2.4 hereof.

          (s) "CONSULTING AGREEMENT" shall have the meaning set forth in Section 6.2(c) hereof.

          (t) "CONTRACT" shall have the meaning set forth in Section 2.4 hereof.

          (u) "CUSTOMER LISTS" shall have the meaning set forth in Section 2.26 hereof.

          (v) "ENVIRONMENTAL PERMITS" shall have the meaning set forth in
Section 2.18(c) hereof.

          (w) "ERISA" shall have the meaning set forth in Section 2.21(a) hereof.

          (x) "ESCROW" shall have the meaning set forth in Section 7.6 hereof.

          (y) "ESCROW AGREEMENT" shall have the meaning set forth in Section 6.2(d) hereof.

          (z) "ESTIMATED CASH PAYMENT" shall have the meaning set forth in
Section 1.3 hereof.

          (aa) "ESTIMATED PURCHASE PRICE" shall have the meaning set forth in
Section 1.3 hereof.

          (bb) "EXCLUDED ASSETS" shall have the meaning set forth in Section
1.1 hereof.

          (cc) "FAMILY BUSINESS" shall have the meaning set forth in Section 5.13(b) hereof.

          (dd) "FINAL CLOSING NET ASSETS" shall have the meaning set forth in
Section 5.11(a) hereof.

          (ee) "GAAP" shall have the meaning set forth in Section 2.5 hereof.

          (ff) "GOVERNMENT AUTHORIZATIONS" shall have the meaning set forth in
Section 2.13 hereof.

          (gg) "GOVERNMENTAL ENTITY" shall have the meaning set forth in
Section 2.4 hereof.

          (hh) "HARLEY-DAVIDSON LITIGATION" shall have the meaning set forth in
Section 2.14 hereof.

          (ii) "HAZARDOUS MATERIAL" shall have the meaning set forth in Section 2.18(a) hereof.

          (jj) "HAZARDOUS MATERIALS ACTIVITIES" shall have the meaning set forth in Section 2.18(b) hereof.

          (kk) "HSR ACT" shall have the meaning set forth in Section 2.4 hereof.

          (ll) "HSR NOTICES" shall have the meaning set forth in Section 5.14 hereof.

          (mm) "INDEMNIFIED PARTY" shall have the meaning set forth in Section
7.2 hereof.

          (nn) "INDEMNIFYING PARTY" shall have the meaning set forth in Section 7.1(b) hereof.

          (oo) "INTERIM BALANCE SHEET" shall have the meaning set forth in
Section 2.5 hereof.

          (pp) "INTERIM BALANCE SHEET DATE" shall have the meaning set forth in
Section 2.5 hereof.

          (qq) "INTERIM FINANCIALS" shall have the meaning set forth in Section
2.5 hereof.

          (rr) "INVENTORIES" shall have the meaning set forth in Section 2.15 hereof.

          (ss) "IRS" shall have the meaning set forth in Section 2.21(a) hereof.

          (tt) "LIABILITY THRESHOLD" shall have the meaning set forth in
Section 7.1(b) hereof.

          (uu) "LIEN" shall have the meaning set forth in Section 1.1 hereof.

          (vv) "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in
Section 2.1 hereof.

          (ww) "MOTORCYCLE BUSINESS" shall have the meaning set forth in
Section 5.13(a) hereof.

          (xx) "OFFICER'S INDEMNIFICATION CLAIM" shall have the meaning set forth in Section 7.4 hereof.

          (yy) "PLANS" shall have the meaning set forth in Section 2.21(a) hereof.

          (zz) "PURCHASE PRICE ADJUSTMENT NOTICE" shall have the meaning set forth in Section 5.11(a) hereof.

          (aaa) "PURCHASED ASSETS" shall have the meaning set forth in Section
1.1 hereof.

          (bbb) "RELATED AGREEMENTS" shall have the meaning set forth in Section 2.28(a) hereof.

          (ccc) "RETURNS" shall have the meaning set forth in Section 2.8(b)(i) hereof.

          (ddd) "SELLER NOTICE" shall have the meaning set forth in Section 5.11(b) hereof.

          (eee) "SELLERS' AGENT" shall have the meaning set forth in Section 7.4 hereof.

          (fff) "SELLERS' CLOSING NET ASSETS CALCULATION" shall have the meaning set forth in Section 5.11(a) hereof.

          (ggg) "TAX" and "TAXES" shall have the meaning set forth in Section 2.8(a) hereof.

          (hhh) "THIRD PARTY CLAIM" shall have the meaning set forth in Section 7.3(a) hereof.

          (iii) "THIRD PARTY EXPENSES" shall have the meaning set forth in
Section 5.4 hereof.

          (jjj) "VENDOR LISTS" shall have the meaning set forth in Section 2.26 hereof.

          (kkk) "YEAR-END FINANCIALS" shall have the meaning set forth in
Section 2.5 hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


CUSTOM CHROME, INC.

By:  /s/ Ignatius Panzica
     ------------------------------

Name: Ignatius Panzica
Title:  Chairman, President and CEO


CSI ACQUISITION CORPORATION


By:  /s/ Ignatius Panzica
     -----------------------------

Name: Ignatius Panzica
Title:  Chairman, President and CEO

CHROME SPECIALTIES, INC.


By:  /s/ John Kuelbs
     ------------------------------

Name:   John Kuelbs
      -----------------------------

Title:  President
      -----------------------------


SHAREHOLDERS


       /s/ John Kuelbs
-----------------------------------
     John Kuelbs
     Address:  1285 Shady Oaks Drive
               Southlake, Texas  76092



       /s/ Greg Kuelbs
 ----------------------------------
     Greg Kuelbs
     Address:  500 Davis Boulevard
               Southlake, Texas 76092

                                AMENDMENT NO. 1


     THIS AMENDMENT NO. 1 (the "Amendment") to the Asset Acquisition Agreement dated as of August 8, 1997 (the "Acquisition Agreement") between Global Motorsport Group, Inc. (formerly "Custom Chrome, Inc."), a Delaware corporation ("GMG"), CSI Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of GMG ("Sub"), Chrome Specialties, Inc., a Texas corporation ("CSI"), John Kuelbs and Greg Kuelbs is effective as of September 5, 1997 by and between GMG, Sub, CSI, John Kuelbs and Greg Kuelbs.

                                    RECITALS

     A. The parties hereto entered into the Acquisition Agreement providing for purchase of substantially all of the assets of CSI by Sub.

     B. On July 31, 1997, Custom Chrome, Inc. changed its name to "Global Motorsport Group, Inc."

     C. The parties hereto desire to amend the Acquisition Agreement to replace all references to "Custom Chrome, Inc." with "Global Motorsport Group, Inc." as set forth in this Amendment.

     NOW, THEREFORE, the parties hereby agree to amend the Acquisition Agreement as follows:

     1. The first paragraph of the Acquisition Agreement is amended and restated to read as follows:

     "This ASSET ACQUISITION AGREEMENT (the "AGREEMENT") is made and entered into as of August 8, 1997 among Global Motorsport Group, Inc., a Delaware corporation (the "PARENT"), CSI Acquisition Sub, Inc., a Delaware corporation (the "BUYER"), the Chrome Specialties, Inc., a Texas corporation (the "COMPANY"), and the holders of all outstanding capital stock of the Company (the "SHAREHOLDERS")."

     2. Section 9.1(a) of the Acquisition Agreement is amended and restated to read as follows:

          "(a)  if to the Parent or the Buyer, to:

               Global Motorsport Group, Inc.
               16100 Jacqueline Court
               Morgan Hill, California  95037-5598
               Attention:     President
               Telecopy No.:  (408) 778-7001
               Telephone No.:  (408) 778-0500
                with a copy to:

                Wilson Sonsini Goodrich & Rosati, P.C.
                650 Page Mill Road
                Palo Alto, California 94304-1050
                Attention:  Kenneth M. Siegel
                Telecopy No: (415) 493-6811
                Telephone No.: (415) 493-9300


        3. The reference to "Custom Chrome, Inc." in the signature block is hereby amended to state "Global Motorsport Group, Inc." and the reference to "CSI Acquisition Corporation" in the signature block is hereby amended to state "CSI Acquisition Sub, Inc."

        4. Schedule 1.2 to the Agreement is amended and restated to read as set forth in Exhibit A. hereto.*

        5. This Amendment shall be governed by Delaware law and may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

        6. Except as expressly amended in this Amendment, all provisions of the Acquisition Agreement shall remain in full force and effect.

*This exhibit has been omitted in accordance with Item 601(b)(2) under Regulation S-K. The Registrant will furnish supplementally a copy of this exhibit upon request of the Securities and Exchange Commission.

     IN WITNESS WHEREOF, the parties execute this Amendment as of the date referred to above.



GLOBAL MOTORSPORT GROUP, INC.
(FORMERLY KNOWN AS CUSTOM CHROME, INC.)


By:     /s/ Ignatius Panzica
   -------------------------------------------
     Ignatius Panzica
     Chairman, President and CEO


CSI ACQUISITION SUB, INC.


By:      /s/ Ignatius Panzica
    -------------------------------------------
     Ignatius Panzica
     Chairman, President and CEO

CHROME SPECIALTIES, INC.


By:      /s/ John Kuelbs
   ---------------------------------------------
     John Kuelbs
     President

SHAREHOLDERS


             /s/ John Kuelbs
   ---------------------------------------------
     John Kuelbs
     Address:  1285 Shady Oaks Drive
              Southlake, Texas  76092



              /s/ Greg Kuelbs
   ---------------------------------------------
     Greg Kuelbs
     Address:  500 Davis Boulevard
              Southlake, Texas 76092